Exhibit 5.1

Qwomar Building

P.O. Box 4649, Road Town

Tortola VG1110

British Virgin Islands

T: +1 284 494 1890

DD:	+1 284 852 1899
E:	Jose.santos@forbeshare.com
Our Ref:	JST/6376.001
Your Ref:	Reference
Raytech Holding Limited
Unit 609, 6F, Nan Fung Commercial Centre
No. 19 Lam Lok Street
Kowloon Bay
Hong Kong

29 January 2024

Dear Sirs

Raytech Holding Limited (the “Company”)

We are lawyers licensed and qualified to practice law in the British Virgin Islands. We have acted as special British Virgin Islands counsel to the Company to provide this legal opinion in connection with the Company’s Registration Statement on Form F-1 (File number 333-275197), including all amendments or supplements thereto (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the United States Securities Act of 1933, as amended, related to the offering and sale of 2,500,000 ordinary shares of US$0.00000625 par value in the Company (the “Firm Shares”) and up to 375,000 ordinary shares to the underwriter pursuant to an option to purchase up to 15% of the total number of the Firm Shares to cover over-allotments, if any (the “Over-allotment Shares”) and the reselling by certain selling shareholders (the “Selling Shareholders”) of 1,920,000 ordinary shares, par value US$0.00000625 (the “Resale Shares”), (the Over-allotment Shares together with the Firm Shares, collectively, the “Shares”).

1. Documents Reviewed

We have reviewed originals, copies or drafts of the following documents and have examined such other documents and considered such legal matters as we have deemed necessary for the purpose of rendering this legal opinion:

1.1	The public records of the Company on file and available for public inspection at the Registry of Corporate Affairs in the British Virgin Islands (the “Registry of Corporate Affairs”) on 16 January 2024 including:

1.1.1	the Company’s Certificate of Incorporation; and

1.1.2	the Company’s amended and restated Memorandum and Articles of Association.

1.2	A Registered Agent’s Certificate dated 31 October 2023 issued by Vistra (BVI) Limited, the Company’s registered agent (the “Registered Agent’s Certificate”).

1.3	A Certificate of Good Standing dated 27 October 2023 issued by the Registry of Corporate Affairs (the “Certificate of Good Standing”).

1.4	The records of proceedings on file with and available for inspection on 16 January 2024 at the British Virgin Islands High Court Registry (the “High Court Registry”).

1.5	The Registration Statement.

2 Assumptions

In giving this opinion we have assumed, without further verification, the completeness and accuracy of the Registered Agent’s Certificate and that the information contained in such certificates remains accurate as at the date of this opinion. We have also relied upon the following assumptions, which we have not independently verified:

2.1	Copies of documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals.

2.2	All signatures, initials and seals are genuine.

2.3	The accuracy and completeness of all factual representations expressed in or implied by the documents we have examined.

2.4	That all public records of the Company which we have examined are accurate and that the information disclosed by the searches which we conducted against the Company at the Registry of Corporate Affairs and the High Court Registry is true and complete and that such information has not since then been altered and that such searches did not fail to disclose any information which had been delivered for registration but did not appear on the public records at the date of our searches.

2.5	There is nothing under any law (other than the law of the British Virgin Islands) which would or might affect the opinions hereinafter appearing. Specifically, we have made no independent investigation of the laws of the Peoples Republic of China or the United States of America.

3 Opinion

Based upon, and subject to, the foregoing assumptions and the qualifications set out in section 4 below, and having regard to such legal considerations as we consider relevant, we are of the opinion that:

3.1	The Company is a company limited by shares and registered under the BVI Business Companies Act, (Revised Edition 2020) as amended (the “Act”), in good standing at the Registry of Corporate Affairs and validly existing under the laws of the British Virgin Islands, and possesses the capacity to sue and be sued in its own name.

3.2	The Company is authorised to issue 8,000,000,000 Ordinary Shares of US$0.00000625 par value each of a single class.

3.3	The Shares to be offered and sold by the Company as contemplated by the Registration Statement when issued by the Company against payment in full, of the consideration, in accordance with the terms set out in the Registration Statement and duly registered in the Company’s register of members (shareholders), such Shares will be validly issued, fully paid and non-assessable (meaning that no further sums are payable to the Company on such securities). The Resale Shares to be sold by the Selling Shareholders are validly issued, fully paid and non-assessable (meaning that no further sums are payable to the Company on such securities) and are duly registered in the Company’s register of members (shareholders).

3.4	The statement in the Registration Statement under the caption “British Virgin Islands Taxation” in so far as it constitutes a summary or description of the laws and regulations of the British Virgin Islands is accurate and fairly presents a summary of British Virgin Islands law. To the extent that the discussion relates to matters of British Virgin Islands tax law under the “Taxation Section” in the Registration Statement, it represents our opinion.

3.5	The statement in the Registration Statement under the caption “Enforceability of Civil Liabilities” in so far as it constitutes a summary or description of the laws and regulations of the British Virgin Islands is accurate and fairly presents a summary of British Virgin Islands law. To the extent that the discussion relates to matters of British Virgin Islands laws or treaties under the “Enforceability of Civil Liabilities” Section in the Registration Statement, it represents our opinion.

4 Qualifications

The opinions expressed above are subject to the following qualifications:

4.1	To maintain the Company in good standing under the laws of the British Virgin Islands, annual filing fees must be paid to the Registry of Corporate Affairs.

4.2	The obligations of the Company may be subject to restrictions pursuant to United Nations sanctions as implemented under the laws of the British Virgin Islands.

4.3	We make no comment with regard to any references to foreign statutes in the Registration Statement.

4.4	This opinion is given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion. This opinion only relates to the laws of the British Virgin Islands which are in force on the date of this opinion.

5 Consents

In connection with the above opinion, we hereby consent:

5.1	To the use of our name in the Registration Statement, the prospectus constituting a part thereof and all amendments thereto under the caption “Legal Matters”, “Taxation”, and “Enforceability of Civil Liabilities”; and

5.2	To the filing of this opinion as an exhibit to the Registration Statement. This opinion is limited to the matters detailed herein and is not to be read as an opinion with respect to any other matter.

Yours faithfully

/s/ Forbes Hare

Forbes Hare